EXHIBIT 10.1

INTERIM EXECUTIVE EMPLOYMENT AGREEMENT

This Interim Executive Employment Agreement (“Agreement”) is effective as of September 14, 2022 (“Effective Date”), by and between MiMedx Group, Inc., a Florida corporation (the “Company”), and K. Todd Newton, an individual (“Executive”). The Company and Executive are sometimes referred to as the “Parties” or “Party” in this Agreement.

In consideration of the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, as follows:

1. EMPLOYMENT AND DUTIES.

A. Job Title; Responsibilities and Location. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed, on an interim basis, as interim Chief Executive Officer (“interim CEO”) (together with such other position or positions consistent with Executive’s title as the Company’s Board of Directors (the “Board”) may specify from time to time). The interim CEO will report to the Board and will have such duties and responsibilities commensurate with such title. Executive shall be based at the Company’s headquarters location, with the understanding that the duties and responsibilities of the position will require some travel.

B. Full-Time Best Efforts. Executive agrees to devote Executive’s full professional time and attention to the business of the Company (and its subsidiaries, affiliates, or related entities) and the performance of Executive’s obligations under this Agreement, and will at all times faithfully, industriously and to the best of Executive’s ability, experience and talent, perform all of Executive’s obligations hereunder. Executive shall not, at any time during Executive’s employment by the Company, directly or indirectly, act as a partner, officer, director, consultant or employee, or provide services in any other capacity to any other business enterprise that conflicts with the Company’s business or Executive’s duty of loyalty to the Company. Notwithstanding the foregoing, Executive may, subject to the approval of the Company (i) serve on civil, charitable, non-profit or for-profit boards or committees, and (ii) manage personal and family investments and affairs, and participate in industry organizations, so long as such service and activity does not interfere, individually or in the aggregate, with the performance of his responsibilities hereunder and subject to the Company’s code of conduct and other applicable policies as in effect from time to time. The Company understands, acknowledges and agrees that Executive serves on the board of directors of AMT Ultimate Holdings and InfuCare Ultimate Holdings as of the date of this Agreement and may continue to do so during his tenure as interim CEO consistent with the terms of this Section.

C. Duty of Loyalty. Executive acknowledges that during Executive’s employment with the Company, Executive will participate in relationships with existing and prospective clients, customers, partners, suppliers, service providers and vendors of the Company that are essential elements of the Company’s goodwill. The parties acknowledge that Executive owes the Company a fiduciary duty to conduct all affairs of the Company in accordance with all applicable laws and the highest standards of good faith, trust, confidence and candor, and to endeavor, to the best of Executive’s ability, to promote the best interests of the Company.

D. Conflict of Interest. Executive agrees that while employed by the Company, and except with the advance written consent of the Board, Executive will not enter into, on behalf of the Company, or cause the Company or any of its affiliates to enter into, directly or indirectly, any transactions with any business organization in which Executive or any member of Executive’s immediate family may be interested as a shareholder, partner, member, trustee, director, officer, employee, consultant, lender or guarantor or otherwise; provided, however, that nothing in this Agreement shall restrict transactions between the Company and any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market and over which Executive does not have the ability to control or significantly influence policy decisions.

E. Continued Board Membership. During Executive’s employment hereunder and following the termination of his position as interim CEO, Executive will continue to serve as a member of the Board subject to the Board nomination and stockholder approval process.

2. COMPENSATION.

A. Base Pay. During Executive’s employment hereunder, the Company agrees to pay Executive monthly compensation of $54,166.67 (“Base Salary”), less usual and customary withholdings, which shall be payable in arrears in accordance with the Company’s customary payroll practices.

B. Bonus and Incentive Compensation. Executive shall be eligible for bonus and incentive based compensation as approved by the Board (or a committee thereof) in its discretion. Such bonus and incentive compensation, if any, shall be less all tax withholdings and other applicable deductions the Company reasonably determines are required to be made. Except as otherwise provided in this Agreement or bonus plan, annual bonus compensation shall be paid no later than March 15 of the calendar year immediately following the calendar year to which the bonus relates or is measured.

C. Equity Award. On September 15, 2022 (the “Grant Date”), subject to approval of the Board’s Compensation Committee, the Executive shall be granted a Restricted Stock Unit (the “RSU”), as defined in the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan (the “Plan”), subject to an agreement in the form provided by the Company, representing 200,000 shares of Common Stock (as defined in the Plan). The RSU shall vest on the one-year anniversary of the Grant Date, contingent upon Executive’s continuous employment and service with the Company ; provided that, (i) upon the occurrence of a Change in Control (as defined in the Plan) prior to the end of the applicable vesting period, the outstanding RSU shall be treated in accordance with and governed by Section 14.05 of the Plan and (ii) if Executive’s employment with the Company and its affiliates is terminated on account of the Executive’s death or Disability (as defined in the Plan) prior to the end of the applicable vesting period, the RSU shall become fully vested and nonforfeitable upon termination of the Executive’s employment with the Company and its affiliates on account of Executive’s death or Disability; and (iii) if Executive’s employment with the Company and its affiliates is terminated on account of the Company hiring a new permanent Chief Executive Officer or terminating Executive’s employment without Cause on 60-days’ notice as set forth in Section 8(B), the RSU shall become fully vested and nonforfeitable. Commencing with the long-term equity incentive cycle for fiscal year 2023 Executive may be eligible to receive a long-term equity incentive award, in such amount and subject to such terms and conditions as are approved by the Board (or a committee thereof) in its discretion.

D. Benefits. During Executive’s employment hereunder, Executive will be eligible to participate in the Company’s benefit programs, as summarized and as governed by any plan documents concerning such benefits. Executive acknowledges that the Company may amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

E. Reimbursement of Business Expenses. During Executive’s employment hereunder, the Company will pay or promptly reimburse Executive for reasonable out-of-pocket business expenses incurred by Executive in connection with his employment hereunder; provided that all such expenses are properly documented in accordance with the Company’s expense reimbursement policy as in effect from time to time. Such expenses will include, without limitation, all reasonable travel, lodging and meal expenses incurred by Executive on account of his travel between Executive’s home and the Company’s offices, and other travel conducted by Executive for the purpose of facilitating the performance of his duties and responsibilities hereunder. The Company will provide Executive with temporary housing at the location of the Company’s headquarters for the Term, or for such period as determined by the Board or committee thereof.

F. Clawback. Executive agrees that any compensation or benefits provided by the Company under this Agreement or otherwise will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company as may be in effect from time-to-time or as required by applicable law, regulation or stock exchange listing requirement.

G. Board Compensation. During Executive’s employment hereunder, Executive will not be paid any non-employee director cash retainers or granted any non-employee director equity grants or receive any other compensation under the Company’s non-employee director compensation program.

3. PROTECTIVE COVENANTS.

A. Definitions. This Subsection sets forth the definition of certain capitalized terms used in this Section 3.

(i) “Competing Business” shall mean a business (other than the Company) that, directly or through a controlled subsidiary or through an affiliate, is an integrated developer, processor, and/or marketer of a) collagen based biomaterials and products, b) bioimplants processed from human amniotic membrane, c) other amnion based products, d) tissue regeneration products, e) human allograft including skin and bone products, and f) other products of the type conducted, authorized, offered or provided within two years prior to the date of Executive’s termination of employment (collectively, “Competing Services”).

(ii) “Competitive Position” shall mean: (A) the Executive’s direct or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held Company) or control of any portion of any Competing Business; or (B) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any Competing Business where the Executive performs services for a Competing Business.

(iii) “Confidential Information” shall have the meaning provided in the Georgia Restrictive Covenants Act, Ga. Code Ann. §§ 13-8-50 to 59, and all amendments thereto, concerning the Company, its parent and the other subsidiaries of its parent in any form or media, whether oral, written, graphic, machine readable, sample form, or other tangible media, or in information storage and retrieval systems, including (A) all tangible reproductions or embodiments of such Confidential Information; (B) all notes, analyses, compilations, studies, interpretations or other documents, and all copies thereof, prepared by the Executive, which contain, reflect or are based upon, in whole or in part, any Confidential Information. Confidential Information includes, but is not limited to, data, reports (including, but not limited to, weekly task list reports and clinical research reports), analyses (including, but not limited to, analyses of competitive products and potentially competitive emerging technologies), matrices, notes, interpretations, protocols, forecasts, testing, methods and analysis of test results, records, models (including, but not limited to, the models of studies performed), documents, agreements, business plans, budgeting information, customer lists, the identity of and information relating to suppliers, business partnerships and acquisition targets, financial statements and other financial information of the Company and its customers or suppliers, know-how, strategic or technical data, research (primary and basic), clinical trial data and outcomes, technology (including without limitation all processing, manufacturing and related technology), designs, developments, inventions, data and any components thereof, whether or not copyrightable, intellectual property and trade secrets, whether or not patented or patentable, patent programs and strategies, sales and marketing data, marketing research data, marketing strategies, marketing materials (including, those in draft form), product information (including, but not limited to, the composition and structure of products, manufacturing processes for products, histology of products, biologic activity of products, internal opinions on the efficacy of products, and research team conclusions on products), product research and development data, sample product information, information discussed during lab meetings, software programs (including source code), pricing information and strategies, information provided by third parties which the Company has a duty to protect from disclosure.

(iv) “Covenant Period” shall mean the period of time from the date of this Agreement to the date that is eighteen (18) months after the Executive’s separation from service for any reason.

(v) “Customers” shall mean prospective and actual customers, clients or referral sources to or on behalf of which the Company provides Competing Services and with whom the Executive had Material Contact (A) during his employment and the two years prior to the date of this Agreement and (B) during the Covenant Period.

(vi) “Material Contact” shall mean the contact between the Executive and each Customer or potential Customer of the Company: (A) with whom or with which the Executive dealt on behalf of the Company in an effort to initiate, maintain or further a business relationship between the Company and the Customer or potential Customer; (B) whose dealings with the Company were coordinated or supervised by the Executive; (C) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of the Executive’s association with the Company; or (D) who receives products or services authorized by the Company, the sale or provision of which directly results or resulted in compensation, commissions, or earnings for the Executive within the last two (2) years of the Executive’s employment with the Company.

(vii) “Restricted Territory” shall mean all states of the United States, as well as such foreign countries in which the Company has provided Competing Services within the two (2) years prior to the date of Executive’s termination of employment.

(viii) “Trade Secrets” shall mean Confidential Information which meets the additional requirements of the Georgia Trade Secrets Act of 1990 (the “Act”) or similar state law, as applicable, or the Defend Trade Secrets Act of 2016.

B. Limitation on Competition. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 3(f) below, the Executive agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, anywhere within the Restricted Territory, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in conjunction with or in furtherance of a Competitive Position (other than action to reject an unsolicited offer of a Competitive Position).

C. Limitation on Soliciting Customers. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 3(f) below, the Executive agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate on behalf of a Competing Business with which Executive has a Competitive Position any Customer located in the Restricted Territory (or any other Customer with which the Executive had any material contact on behalf of the Company) for the purpose of providing the Customer or having the Customer provided with Competing Services.

D. Limitation on Soliciting Personnel or Other Parties. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 3(f) below, the Executive hereby agrees that during the Covenant Period, the Executive will not, without the prior written consent of the Company, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor, independent broker or other personnel of the Company or any subsidiary of the Company to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company or any subsidiary of the Company.

E. Limitation on Use and/or Disclosure of Confidential Information. In consideration of the Company’s entering into this Agreement and the acknowledgements set forth in Section 3(f) below, the Executive hereby agrees that he shall (A) hold all Confidential Information in trust and confidence and not, directly or indirectly, divulge, publish or disclose the Confidential Information, whether it is tangible or intangible, to (I) any third party, or (II) any employee or contractor of the Company not authorized to access the Confidential Information, without prior written consent of the Company; (B) not copy or remove from the Company offices any Confidential Information or Trade Secrets without prior written consent of the Company; and (C) not use the Confidential Information for the Executive’s personal benefit or for the benefit of any third party, except as otherwise required pursuant to valid judicial order, provided the Executive shall provide prompt written notice of such order to, and shall use the Executive’s best efforts to cooperate with, the Company to obtain a protective order or other remedy to ensure that confidential treatment will be afforded such Confidential Information. Notwithstanding the foregoing obligations not to disclose Confidential Information, nothing in this Agreement prohibits the Executive from disclosing information in confidence to a government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of the law. Similarly, nothing in this Agreement prohibits the Executive from disclosing information in a complaint or other court filing, if and only if such filing is made under seal.

F. Acknowledgements. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of confidential business information of the Company and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the intellectual services the Executive provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity. The parties acknowledge and agree that the protective covenants set forth herein are reasonable as to time, scope and territory given the Company’s need to protect its trade secrets and confidential business information and given the substantial payments and benefits to which the Executive may be entitled pursuant to this Agreement.

G. Remedies. The parties acknowledge that any breach or threatened breach of a protective covenant set forth herein by the Executive is reasonably likely to result in irreparable injury to the Company, and therefore, in addition to all remedies provided at law or in equity, the Executive agrees that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of the protective covenant. If the Company seeks an injunction, the Executive waives any requirement that the Company post a bond or any other security.

H. Notification To Third Parties: If, within the Covenant Period or other period during which Executive possesses Confidential Information (hereinafter, the “Notification Period”), the Executive enters into a Competitive Position with a Competing Business, the Executive agrees to provide the Company written notice of the Executive’s job responsibilities within five (5) business days of any offer of such Competitive Position (“Employment Notice”). The Employment Notice shall include (A) a description of the nature, duties and responsibilities of the Competitive Position,

(B) the identity of the Competing Business, and (C) the state or other such similar geographic territory in which the Executive will be living and working. The Executive also agrees that, upon written request by the Company regarding the status of such Competitive Position, he shall respond to the Company in writing as provided herein. Additionally, the Executive agrees that during the Notification Period, he shall notify in writing any Competing Business with which he may seek to enter into a Competitive Position of the protective covenants under this Agreement. The Executive further agrees that the Company shall have the right to provide a copy of the provisions of Section 3 of this Agreement to any third party with whom the Executive may seek to enter into, or may subsequently enter into, a Competitive Position in order to assure that the Company’s rights under this Agreement are adequately protected.

I. Further Agreements. Executive agrees to execute additional customary agreements in the form presented by the Company, including without limitation an Employee Inventions and Assignment Agreement, Confidentiality and Non-Solicitation Agreement, and Non-Compensation Agreement.

4. “BLUE PENCIL” AND SEVERABILITY PROVISION. If a court of competent jurisdiction declares any provision of this Agreement invalid, void, voidable, or unenforceable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest possible extent under applicable law from improper competition and the misuse or disclosure of trade secrets and Confidential Information. To the extent such a provision (or portion thereof) may not be reformed so as to make it enforceable, it may be severed and the remaining provisions shall remain fully enforceable.

5. SURVIVAL. Executive’s obligations of nondisclosure, non-solicitation, non-interference, and non-competition under this Agreement shall survive the cessation of Executive’s employment with the Company and shall remain enforceable.

6. RETURN OF COMPANY PROPERTY. All devices, records, reports, data, notes, compilations, lists, proposals, correspondence, specifications, equipment, drawings, blueprints, manuals, planners, calendars, schedules, discs, data tapes, financial plans and information, or other recorded matter, whether in hard copy, magnetic media or otherwise (including all copies or reproductions made or maintained, whether on the Company’s premises or otherwise), pertaining to Executive’s work for the Company, or relating to the Company or the Company’s Confidential Information, whether created or developed by Executive alone or jointly during his employment with the Company, are the exclusive property of the Company. Executive shall surrender the same (as well as any other property of the Company) to the Company upon its request or promptly upon the cessation of his employment hereunder; provided, however, that Executive may retain such property and Confidential Information to the extent Executive reasonably believes will be necessary in connection with the continued performance of his duties and responsibilities as a director of the Company.

7. NO CONFLICTING AGREEMENTS OR IMPROPER USE OF THIRD-PARTY INFORMATION. During his employment with the Company, Executive shall not improperly use or disclose any confidential information or trade secrets of any former employer or other person or entity, and Executive shall not bring on to the premises of the Company any unpublished document or confidential information belonging to any such former employer, person or entity, unless consented to in writing by the former employer, person or entity. Executive represents that he has not improperly used or disclosed any confidential information or trade secrets of any other person or entity during the application process or while employed or affiliated with the Company. Executive also acknowledges and agrees that he is not subject to any contract, agreement, or understanding that would prevent Executive from performing his duties for the Company or otherwise complying with this Agreement. To the extent Executive violates this provision, or his employment with the Company constitutes a breach or threatened breach of any contract, agreement, or obligation to any third party, Executive will indemnify and hold the Company harmless from all damages, expenses, costs (including reasonable attorneys’ fees) and liabilities incurred in connection with, or resulting from, any such violation or threatened violation.

8. TERM AND TERMINATION.

A. Term and Termination. The Parties understand, acknowledge and agree that the term of Executive’s employment as interim CEO will be for an interim transition period only, with an initial term of six months (the “Term”), subject to automatic one month renewals at the end of the Term and each monthly renewal term, provided that the terms of compensation under Sections 2(A), 2(B) and 2(C) for the collective renewal period are mutually agreed to in writing by the Parties at the commencement of the first renewal term. The Term and Executive’s employment hereunder will commence as of the Effective Date and continue until the expiration of the Term, including any renewal term, or the earliest to occur of:

1. The effective start date of employment of a new permanent Chief Executive Officer of the Company;

2. Termination of Executive’s employment hereunder by the Company without Cause (as defined below) upon at least sixty (60) days’ advance written notice to Executive or for Cause (as defined below) effective immediately;

3. Resignation or termination of Executive’s employment hereunder by Executive upon at least sixty (60) days’ advance written notice to the Company;

4. Death of Executive; or

5. The mutual written agreement of the Parties;

B. Effect of Termination Due to New Permanent CEO or Termination by the Company Without Cause. In the event Executive’s employment hereunder terminates pursuant to Section 8(A)(1) above or is terminated by the Company without Cause (as defined below) upon at least sixty (60) days advance written notice to Executive, Executive will be entitled to receive: (i) the Base Salary accrued through the date of termination and accrued but unused vacation in respect of the year of termination, payable within fifteen (15) days following the date of such termination; (ii) reimbursement, within ninety (90) days following submission by Executive to the Company of appropriate supporting documentation for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment (such rights to payment in clauses (i) and (ii), the “Accrued Rights”); (iii) a pro rata portion of any bonus (that would otherwise be payable absent such termination of employment) based upon actual performance for the relevant fiscal year and the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable at the same time the bonus would have otherwise been payable in accordance with Section 2(B) (the “Pro-Rata Bonus”); and (iv) immediate vesting of the RSU granted pursuant to Section 2(C).

C. Effect of Termination By the Company for Cause or By Executive’s Resignation. In the event Executive’s employment hereunder is terminated by the Company for Cause (as defined below) or by Executive’s resignation; provided that Executive will be required to give the Company at least sixty (60) days’ advance written notice of such a resignation, Executive will be entitled to receive the Accrued Rights. Unless already vested, the RSU granted pursuant to Section 2(C) shall be immediately forfeited, and the treatment of any other of Executive’s then outstanding equity-based incentive awards (and the impact of a termination of Executive’s employment on such awards) will be governed by the terms of the applicable plan and award agreements.

D. Effect of Termination Due to Death. In the event Executive’s employment hereunder terminates due to Executive’s death, Executive’s estate will be entitled to receive: (A) the Accrued Rights; (B) the Pro Rata Bonus payable in accordance with Section 2(B); and (C) death benefits under any applicable plans and programs of the Company in accordance with the terms and provision of such plans and programs. The treatment of Executive’s then outstanding equity-based incentive awards (and the impact of a termination of Executive’s employment on such awards) will be governed by the terms of the applicable plan and award agreements and, in the case of the RSU granted pursuant to Section 2(C), the terms of that Section.

E. Effect of Termination Upon Mutual Agreement. In the event Executive’s employment hereunder is terminated by the Company and Executive upon mutual written agreement, Executive will be entitled to receive the Accrued Rights and any other rights or benefits provided in such written agreement and unless otherwise provided in such written agreement, the treatment of Executive’s then outstanding equity-based incentive awards (and the impact of a termination of Executive’s employment on such awards) will be governed by the terms of the applicable plan and award agreements.

F. Definition of Cause. For all purposes under this Agreement, “Cause” is defined as (i) gross negligence or willful failure to perform Executive’s duties and responsibilities to the Company; (ii) commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (iii) conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude; (iii) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (iv) the

Executive’s conduct which materially injures or carries the reasonable risk of materially injuring the Company’s business or reputation, or which materially impairs the ability of Executive to effectively carry out his duties including, but not limited to, inappropriate use of drugs or alcohol or acts of discrimination, harassment or other inappropriate conduct involving another individual associated with the Company; or (v) material breach by Executive of any of his obligations under this Agreement or any written agreement or covenant with the Company, including the policies adopted from time to time by the Company applicable to all employees, that has not been cured within thirty (30) days of notice of such breach.

G. No Other Benefits. In the event of a termination of Executive’s employment with the Company, the provisions of this Section 8 are Executive’s exclusive right to severance or other benefits and are in lieu of participation in any other severance policy or plan to which Executive might otherwise be entitled.

H. Termination from any Officer Positions Held. Upon termination of Executive’s employment with the Company, Executive agrees that and any and all officer positions held, if applicable, shall be automatically terminated. Executive agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.

9. GENERAL PROVISIONS.

A. Indemnification and Directors’ and Officers’ Insurance. During Executive’s employment hereunder and thereafter, the Company will indemnify Executive to the fullest extent permitted under applicable law, and the Company’s organizational and governing documents. The Company agrees to maintain directors’ and officers’ liability insurance policies covering Executive on a basis no less favorable than provided to any director or officer of the Company, which coverage will continue as to Executive even if he has ceased to be a director, employee or agent of the Company with respect to acts or omissions which occurred prior to such cessation. The insurance contemplated under this Section 9(A) will inure to the benefit of Executive’s heirs, executors and administrators.

B. Governing Law; Consent To Personal Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to principles of conflict of laws, and venue for any proceeding related to this Agreement shall be proper in the federal or state courts located in or covering Cobb County, Georgia, to which venue the Executive and the Company hereby agree and submit.

C. Entire Agreement. This Agreement sets forth this entire Agreement between the Company (and any of its related or affiliated entities, officers, agents, owners or representatives) and Executive relating to the subject matter herein, and supersedes any and all prior discussions and agreements, whether written or oral, on the subject matter hereof. To the extent that this Agreement may conflict with the terms of another written agreement between Executive and the Company, the terms of this Agreement will control.

D. Modification. No modification of or amendment to this Agreement will be effective unless in writing and signed by Executive and an authorized representative of the Company.

E. Waiver. Either Party’s failure to enforce any provision of this Agreement shall not act as a waiver of its ability to enforce that provision or any other provision. The Parties’ failure to enforce any breach of this Agreement shall not act as a waiver of that breach or any future breach. No waiver of any Parties’ rights under this Agreement will be effective unless in writing. Any such written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

F. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of and bind, the Company’s, affiliates, subsidiaries, successors and assigns. Executive shall not have the right to assign his rights or obligations under this Agreement.

G. Construction. The language used in this Agreement will be deemed to be language chosen by Executive and the Company to express their mutual intent, and no rules of strict construction will be applied against either Party.

H. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement. Signatures of the parties that are transmitted in person or by facsimile or e-mail shall be accepted as originals.

I. Further Assurances. Executive agrees to execute any proper oath or verify any document required to carry out the terms of this Agreement.

J. Title and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

K. Notices. All notices and communications that are required or permitted to be given under this Agreement shall be in writing and shall be sufficient in all respects if given and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at such Party’s address shown in the signature blocks below or to such other address as such Party may have given to the other by notice pursuant to this Section 9(K) Notice shall be deemed given (i) on the date of delivery in the case of personal delivery, electronic mail or facsimile, or (ii) on the delivery or refusal date as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

L. Section 409A. The amounts payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Any payments due under this Agreement on account of a termination of employment shall only be payable if the termination constitutes a “separation from service” within the meaning of Section 409A. To the extent that any such payments are determined to be subject to Section 409A, (i) the terms of this Agreement shall be interpreted to avoid incurring any penalties under Section 409A, (ii) any right to a series of installment payments is to be treated as a right to a series of separate payments, (iii) any payments due to a “specified employee” of a publicly-traded company upon a separation from service shall be delayed until the first day of the seventh (7th) month following such separation from service, and (iv) each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (x) the amount of the expenses eligible for reimbursement, or in-kind benefits provided during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefit provided in any other calendar year; (y) any reimbursement or an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (z) any rights to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, in no event shall the Company be responsible for any taxes or penalties due under Section 409A.

10. EXECUTIVE’S ACKNOWLEDGMENTS. Executive acknowledges that he has carefully read this Agreement and fully understands the terms, consequences, and binding effect of this Agreement.

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Interim Executive Employment Agreement as of the date first written above.

EXECUTIVE	MIMEDX GROUP, INC.

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Name: K. Todd Newton	Name: James L. Bierman

Signature: /s/ K. Todd Newton	Signature: /s/ James L. Bierman

Date: 9/14/2022	Title: Director

Date: 9/14/2022

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